Exhibit 10.15

Notice of Grant of Restricted Stock Employee	Eclipsys Corporation ID: 65-0632092

[Name]	Award Number:
[Address]	Plan:	2008 Omnibus Incentive Plan
Employee ID:

Effective                     , you have been granted              shares (the “Shares”) of common stock of Eclipsys Corporation (the “Company”).

This notice is a “Grant Notice” as described in the Restricted Stock Agreement between you and the Company (the “Agreement”). This grant is made under, and this grant and the Shares are subject to and governed by the terms and conditions of, this Grant Notice, the Agreement including the restrictions on transfer set forth therein, the Company’s 2008 Omnibus Incentive Plan (the “Plan”), and any other applicable written agreement between you and the Company. By your acceptance, you agree to such terms and conditions and confirm that your receipt of and payment for the Shares is voluntary.

For purposes of this Grant Notice, there are four “Vesting Dates” as follows:

                                                     . Subject to the following paragraph, the Shares shall vest in four annual installments, each consisting of 25% of the total number of shares, with one such installment vesting on each of the four Vesting Dates. Only whole Shares shall vest; partial Shares shall accumulate to the next Vesting Date.

Unless otherwise provided in the Agreement or in another written agreement between you and the Company, (i) no Shares will vest before December 1, 2009; (ii) vesting of Shares will occur only on Vesting Dates, without any ratable vesting for periods of time between Vesting Dates; (iii) any termination of your employment for any reason or no reason will result in cessation of vesting, cancellation of this grant, and forfeiture to the Company of any Shares not vested at the time your employment terminates; and (iv) notwithstanding the foregoing, vesting will be suspended during the portion of any leave of absence (LOA) you have in excess of 180 days, and if you return to work following such a LOA, any Vesting Dates that passed during the suspension of vesting will be added to the end of the original vesting schedule, with vesting on each such additional Vesting Date in the amount of shares not vested on the corresponding Vesting Date during the period of the suspension, contingent upon your continued employment.

As a condition to vesting of any Shares, you must enter into the Eclipsys Proprietary Interest Protection Agreement, in the standard form generally used for all new employees who live in your state of residence. If you breach in any material respect the Proprietary Interest Protection Agreement between you and the Company, or any other contract between you and the Company, or your common law duty of confidentiality or trade secret protection, and you fail to cure that breach in full within ten days of notice and demand for cure by the Company, then such breach shall entitle the Company, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following: (1) cancel any shares of Restricted Stock still owned by you, whether or not vested, whereupon any rights you might otherwise have to such canceled shares of Restricted Stock will cease; (2) require you to disgorge to the Company the income you earned from any Restricted Stock that you transferred at any time from 12 months before such breach until 30 days after the Company learned of such breach, and for this purpose net income means the value at time of transfer less applicable income taxes you paid in connection with such shares; and/or (3) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof. The Company may suspend any vesting or transfer of Restricted Stock pending cure of any such breach.

The Prospectus for the Plan, the Plan document and the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

No representations or promises are made regarding the duration of your employment or service, vesting of the Shares, the value of the Company’s stock or this grant, or the Company’s prospects. The Company provides no advice regarding tax consequences or your handling of the Shares; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION

By:
Name:
Title: